EXHIBIT 2.2

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

This AMENDMENT NO. 1 TO ACQUISITION AGREEMENT (this “Amendment”) is made and entered into as of October 21, 2005 by and among AMN Healthcare Services, Inc., a Delaware corporation (“Parent”), Cowboy Acquisition Corp., a Texas corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), The MHA Group, Inc., a Texas corporation (the “Company”), and James C. Merritt (“Merritt”) and Joseph E. Hawkins (“Hawkins”) in their capacities as the representative of the Company Shareholders.

RECITALS

A. Parent, Merger Sub, Company, Merritt and Hawkins have entered into an Acquisition Agreement (the “Agreement”) dated as of October 5, 2005 pursuant to which, among other things, Merger Sub shall merge with and into the Company on the terms and conditions set forth in the Agreement and pursuant to the applicable provisions of the laws of the State of Texas. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Agreement.

B. Parent, Merger Sub, Company, Merritt and Hawkins desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and in the Agreement, the parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Pre-Closing Dividend. Notwithstanding anything set forth in the Agreement or in the Company Disclosure Schedule to the contrary, the parties agree that the amount of the “Class A Stock Dividend” contemplated by Schedule 5.3 of the Company Disclosure Schedule (the “Class A Stock Dividend”), which is to be declared and paid to the holders of Company Class A Stock prior to the Effective Time, will not exceed $31,000,000 in the aggregate.

1.2 Amendment to Definitions.

(a) The definition of “Company Net Debt” is hereby amended and restated in its entirety to read as follows: “Company Net Debt” means the sum of (i) the total consolidated Debt of the Company and its Subsidiaries as of immediately prior to the Effective Time, plus (ii) the total amount of Merger Expenses that remain unpaid as of immediately prior to the Effective Time, as would be shown on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, as of immediately prior to the Effective Time.

(b) The definition of “Total Consideration” is hereby amended and restated in its entirety to read as follows: “Total Consideration” means (i) $160,000,000 less (ii) the Company Net Debt Excess less (iii) the amount set forth on Schedule I-3.

(c) The definition of “Company Net Debt Shortfall” is hereby deleted in its entirety.

(d) The definition of “Company Net Debt Certificate” is hereby amended and restated in its entirety to read as follows: “Company Net Debt Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying the amount of the Company Net Debt and illustrating the calculation of the Company Net Debt and, if applicable, the Company Net Debt Excess, including an itemized list of all the components of the Company Net Debt. The Company Net Debt Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate sets forth all of the Merger Expenses that remain unpaid as of immediately prior to the Effective Time, it being the expressed intent of the Company and Parent that to the maximum extent possible all the unpaid Merger Expenses be included in the calculation of the Company Net Debt, and that there be no Indemnifiable Merger Expenses.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

2.2 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance by the Company of this Amendment have been duly and validly approved and authorized by the Company’s board of directors.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by the Company or any Subsidiary to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Amendment.

(c) Enforceability. This Amendment has been duly executed and delivered by the Company. This Amendment is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies

(d) Shareholder Consent. No consent or approval of holders of any class or series of Company Capital Stock in addition to the approval which was obtained in accordance with Section 5.5(a) of the Agreement is required or necessary for the Company to enter into this Amendment or to consummate the transactions contemplated hereby.

2.3 No Conflict. Neither the execution and delivery of this Amendment by the Company, nor the consummation of any transaction contemplated hereby, including the declaration and payment of the Class A Stock Dividend in the manner contemplated by Schedule 5.3 of the Company Disclosure Schedule, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (i) any provision of the Articles of Incorporation or Bylaws of the Company, each as currently in effect; (ii) any Applicable Law applicable to the Company, any Subsidiary or any of their respective assets or properties (including any Applicable Law relating to fraudulent conveyances and transfers); or (iii) any Company Material Contract, except in the cases of clauses (ii) and (iii) where such conflict, termination, breach, impairment, violation or default would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company’s entering into this Amendment shall not change the obligation or right of the Company or any Subsidiary as they exist at the Closing and without giving effect to any action taken by Parent after the Closing to make payments to or receive payments from any customer of the Company or any Subsidiary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

3.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

3.2 Power, Authorization and Validity.

(a) Power and Authority. Parent and Merger Sub each have all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance by Parent of this Amendment have been duly and validly approved and authorized by Parent’s board of directors. The execution, delivery and performance by Merger Sub of this Agreement have been duly and validly approved and authorized by Merger Sub’s board of directors.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent or Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Amendment.

(c) Enforceability. This Amendment has been duly executed and delivered by Parent and Merger Sub. This Amendment is a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Stockholder Consent. No consent or approval of the stockholders of Parent is required or necessary for Parent to enter into this Amendment or to consummate the transactions contemplated hereby.

3.3 No Conflict. Neither the execution and delivery of this Amendment by Parent or Merger Sub, nor the consummation of the transactions contemplated hereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice, lapse of time or both), or constitute a default, or require the consent, release, waiver or approval of any third party under: (i) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Parent or Merger Sub, each as currently in effect; (ii) any Applicable Law applicable to Parent, Merger Sub or any of their respective material assets or properties; or (iii) other than as required under the Amended and Restated Credit Agreement dated as of November 16, 2001 by and between the Parent, as Guarantor, and Bank of America, N.A., as Agent, any Contract filed (including by incorporation by reference) with any of the Parent SEC Reports or any other Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (ii) and (iii) where such conflict, termination, breach, impairment, violation or default would not be material to Parent’s or Merger Sub’s ability to perform their respective obligations under this Amendment.

ARTICLE IV

MISCELLANEOUS

4.1 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one ore more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

4.2 Incorporation of Agreement Provisions. The provisions of Article X of the Agreement are hereby incorporated by reference into this Amendment and shall be deemed applicable to this Amendment as if they had been set forth herein in their entirety. Except as otherwise modified by the terms of this Amendment, the terms of the Agreement shall remain in full force and effect and all such terms are hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMN HEALTHCARE SERVICES, INC.		THE MHA GROUP, INC.

By:		By:

Name:	Susan R. Nowakowski	Name:

Title:	President and CEO	Title:

COWBOY ACQUISITION CORP.		JAMES C. MERRITT (in the capacities set forth in the preamble to the Agreement)

By:

Name:	Susan R. Nowakowski

Title:	President and CEO

JOSEPH E. HAWKINS (in the capacities set forth in the preamble to the Agreement)